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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the registration statement
of PriCellular Wireless Corporation on Form S-4 (File No. 333-     ) of our
reports, which include an explanatory paragraph discussing the reorganization of Cellular Information Systems and certain of its subsidiaries under Chapter 11 of the United States Bankruptcy Code, dated October 1, 1994 and December 12, 1994, on our audits of the consolidated financial statements of Cellular Information Systems, Inc. and Subsidiaries. In addition, our report dated December 12, 1994, includes an explanatory paragraph discussing the acquisition of Cellular Information Systems, Inc. and Subsidiaries by PriCellular Corporation. We also consent to the reference to our firm under the caption "Experts".

                                          COOPERS & LYBRAND LLP

New York, New York
November 26, 1996